EXHIBIT 3.3

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (776) 684-5708 Website: www.nvsos.gov

Filed in the office of	Docuinent Number
20110452220-89
Ross Miller	Filing Date and Time
06/20/2011 9:49 AM
Secretary of State	Entity Number
State of Nevada	E0260972006-9

Certificate of Designation
(PURSUANT TO NRS 78 1g55)
Use Black Ink Only – Do not highlight

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of Corporation:

POLAR WIRELESS CORP.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The rights, privileges, restrictions and conditions attaching to the Series Preferred Stock as a class, shall be as follows:

SERIES A PREFERRED STOCK

1. Non-Voting

Subject to the provisions of the laws governing the Corporation, as now existing or hereafter amended, the holders of the Series a Preferred Stock shall not be entitled as such to receive notice of for to attend any meeting of stockholders of the Corporation and shall not be entitled to vote at any such meeting.

2. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

3. Signature: (required)

Per:
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected

4. Dividends

Subject to the prior rights of the holders of any stock ranking senior to the Series A Preferred Stock with respect to priority in the payment of dividends, but its priority to the holders of the Common Stock, the holders of the Series A Preferred Stock shall be entitled to receive dividends and the Corporation shall pay dividends thereon, if, as and when declared by the directors out of the moneys of the Corporation properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine, and all dividends which the directors may declare on the Series A Preferred Stock shall be declared and paid in equal amounts per stock on all Series A Preferred Stock at the time outstanding.

5. Right of Conversion

The holders of Series A Preferred Stock have the right, at the option of the holder, at any time and from time to time, to convert such shares of Series A Preferred Stock into fully paid and non-assessable Common Stock on the basis of one share of Common Stock for each share of Series A Preferred Stock converted at the exercise price or US$0.50 per share of Series A Preferred Stock being converted into Common Stock (the “ExercisePrice”).

6. Conversion Procedure

The conversion rights provided for in Section 3 may he exercised by notice in writing given to the Corporation at its registered office, accompanied by the certificate or certificates representing the shares of Series A Preferred Stock in respect of which the holder thereof desires to exercise such right of conversion and payment of the Exercise Price. The notice shall be signed by such holder or its duly authorized attorney, as applicable, and shall specify the number of shares of Series A Preferred Stock that the holder desires to convert. If less than all the Series A Preferred Stock represented by any certificate or certificates accompanying any such notice are to be converted, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series A Preferred Stock which are not to be converted. On any conversion of Series A Preferred Stock, the Common Stock; resulting therefrom shall he registered in the name of the registered holder of the Series A Preferred Stock converted or, subject to payment by the registered holder of any stock transfer or other applicable taxes, in such name or names as such registered holder may direct in writing. The right of a registered holder of Series A Preferred Stock to convert such stock into Common Stock shall be deemed to have been exercised, and the registered holder of the Series A Preferred Stock to be converted (or any person or persons in whose name or names such registered holder shall have directed Common Stock to be registered) shall be deemed to have become a holder of Common Stock of record for all purposes, on the date of surrender of the certificate(s) representing the Series A Preferred Stock to be converted accompanied by notice in writing as referred to above.

7. Redemption at the Option of the Corporation

(a)
The Corporation may, at any time, and from time to time, upon giving notice as hereinafter provided, redeem the whole or any Part of the Series A Preferred Stock then outstanding at a. price per share of Series A Preferred Stock equal to US$1.90, together with all declared and unpaid dividends thereon, if any, less any amount distributed in respect of such Series A Preferred Stock as a reduction of stated capital (the “Series A Redemption Amount”).

(b)
Before redeeming any Series A Preferred Stock, the Corporation shall give not less than seven (7) days’ notice in writing of such redemption to the registered holders of the stock to be redeemed; such notice shall set out the Series A Redemption Amount, the date on which the redemption is to take place (the “Series A Redemption Date”) and, if only part u(the shares held by the person to whom it is addressed is to be redeemed, the number thereof so to be redeemed. On or after the Series A Redemption Date, the Corporation shall pay or cause to be paid to the registered holders of the shares to be redeemed the Series A Redemption Amount in respect of each share to be redeemed, on presentation and surrender of the certificates for the shares so called for redemption at such place or places as may be specified in such notice, and the certificates for such shares shall thereupon be cancelled, and the shares represented thereby shall thereupon be redeemed. In case a part only of the outstanding Series A Preferred Stock is at any time to be redeemed, the shares to be redeemed shall be selected, at the option of the directors, either by lot in such manner as the directors in their sole discretion shall determine, or as nearly as may be pro rata (disregarding fractions) according to the number of Series A Preferred Stock held by each holder.

(c)
Payment of the aggregate Series A Redemption Amount for such shares being redeemed shall be made by check payable at any branch of the Corporation’s hankers for the time being in the United States of America.

(d)
The Corporation shall have the right, exercisable at any time, to deposit the aggregate Series A Redemption Amount of the shares called for redemption and not yet redeemed at the date on which such deposit is made, in a special account with any bank or trust company in the United States of America named in the notice of redemption to be paid, without interest, to or to the order of the respective holders of such shares called for redemption upon presentation and surrender of the certificates representing the same and, upon the later of the date on which such deposit is made and the Series A Redemption Date the shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the several holders thereof, after such deposit, shall be limited to receiving, out of the moneys so deposited, without interest, the aggregate Series A Redemption Amount applicable to their respective shares against presentation and surrender of the certificates representing such share’s. Any amounts so deposited and not claimed by a holder of Series A Preferred Stock entitled thereto within six (6) years from the date specified for redemption, shall be returned to the Corporation without prejudice to any right a stockholder may have to receive payment in respect thereof.

(e)
From and alter the Series A Redemption Date, the holders of each of the shares called for redemption shall cease to be entitled to dividends thereon and shall not be entitled to any rights in respect of such shares, except to receive the Series A Redemption Amount, unless payment of the Series A Redemption Amount shall not be made by the Corporation in accordance with the foregoing provisions, in which case the rights of the holders of such shares shall remain unaffected.

8. Redemption at the Option of the Holder

(a)
A holder of a Series A Preferred Stock shall be entitled at any time and from time to time to require the Corporation to redeem any Series A Preferred Stock registered in the name of such holder at a price per share equal to the Series A Redemption Amount, by delivering to the Corporation at its registered office a written notice (the “Series A Retraction Notice”) specifying:

(i)
that the holder desires to have all or a specified number of shares of such Series A Preferred Stock redeemed by the Corporation on a business day at least seven (7) days from the date of such written notice; and

(ii)	the certificate number or numbers representing such shares to be redeemed.

(b)
On or prior to the date specified in the Series A Retraction Notice, the holder shall deliver to the Corporation the certificate or certificates representing the shares of Series A Preferred Stock that are requested to be ‘redeemed, and subject to the provisions of the laws governing the Corporation, as now existing or hereafter amended, and to the provisions hereof, the Corporation shall, on the date specified in the Series A Retraction Notice or such earlier date as agreed to by the Corporation and the holder (the “Series A Retraction Date”), redeem such Series A Preferred Stock, by paying to the holder the aggregate Series A Redemption Amount therefor,

(c)
Payment of the Series A Redemption Amount for the shares of Series A Preferred Stock being redeemed shall be made by check payable at any branch of the Corporation’s banker for the time being in the United States of America.

(d)
If the Corporation is unable to pay the Redemption Amount for any Series A Preferred Stock duly presented and surrendered to the Corporation for redemption in accordance with the foregoing, subject to the provisions of the laws governing the Corporation, as now existing or hereinafter amended, it will declare and pay to the holders of such Series A Preferred Stock a dividend in an amount equal to 7% of the Series A Redemption Amount per annum commencing on the first anniversary following such presentation and surrender.

(e)
Subject to paragraphs 6(I) and 6(g) below, a share of Series A Preferred Stock so presented and surrendered for redemption shall be, and shall be deemed to be, redeemed on the Series A Retraction Date. From and after the Series A Retraction Date, the holder of any Series A Preferred Stock represented by a certificate so presented and surrendered to the Corporation for redemption shall cease to b& entitled to dividends and shall not be entitled to exercise any of the rights of a stockholder in respect thereof, except to receive the Series A Redemption Amount, unless payment or the Series:A Redemption Amount is not duly made by or on behalf of the Corporation in accordance with the foregoing provisions, in which case the rights of the holder of such shares shall remain unaffected.

(f)
If the Corporation is prohibited by the laws governing the Corporation, as now existing or hereafter amended, from redeeming on the Series A Retraction Date all Series A Preferred Stock duly presented and surrendered to the Corporation ibr redemption, it will redeem such number of shares thereof as it is then permitted to redeem, which shall be selected as nearly as may be pro rata front all shares requested to be redeemed (disregarding fractions), and the Corporation shall, unless otherwise required by any holder thereof as set forth in paragraph 6(g) below, continue to hold the certificates representing the Series A Preferred Stock requested to be redeemed and not so redeemed, and on each fiscal quarter thereafter, to the extent it is permitted to do so by the laws governing the Corporation, as now existing or hereafter amended,, and by the provisions hereof, the Corporation shall redeem such number of such.. Series A Preferred Stock not theretofore redeemed or withdrawn, as the director; of the Corporation determine the Corporation is permitted to redeem on such date, until all such shares of Series A Preferred Stock have been so redeemed. Payment of the Series A Redemption Amount therefor shall be made in the; manner as aforesaid. Upon such payment, the Series A Preferred Stock to be redeemed shall be and shall be deemed to he, redeemed and such holder shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of a stockholder in respect thereof.

(g)
A holder of a share of Series A Preferred Stock represented by a certificate surrendered to the Corporation for redemption on a Series A Retraction Date which is not so redeemed shall continue to be entitled to exercise all of the rights of a stockholder in respect of such Series A Preferred Stock. A holder of a share of Series A Preferred Stock duly presented and surrendered to the Corporation for redemption which is not so redeemed may, at any time before such share is redeemed, by written notice, advise the Corporation that the holder no longer desires such share to be redeemed and require the Corporation to return a certificate for such share, and upon receipt of such written notice, the Corporation shall promptly send to such holder a certificate for such Series A Preferred Stock and thereupon the Corporation shall cease to have any obligation to redeem such share hereunder unless such share is again tendered for redemption by the holder in accordance with the provisions hereof.

9. Dissolution

In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs, subject to the prior right of the holders of any stock ranking senior to the Series A Preferred Stock with respect to priority in the distribution of assets upon dissolution, liquidation or winding-up, but in priority to the holders of the Common Stock, the holders of the Series A Preferred Stock shall be entitled to receive a sum per stock equal to the Series A Redemption Amount and after payment of such amounts so payable to them they shall not be entitled to share in any further distribution of the property or assets of the Corporation.